Exhibit 3.1

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

ARTICLES OF AMENDMENT

NorthStar Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The last sentence of Section 5.5 of Article V of the charter of the Corporation is hereby deleted in its entirety and the following is inserted in lieu thereof (text that would be added as a result of these Articles of Amendment is underlined below):

Distributions in kind shall not be permitted, except for (i) distributions of readily marketable securities, (ii) distributions of beneficial interests in a liquidating trust (X) established for the dissolution of the Corporation and the liquidation of its assets in accordance with the terms of the Charter or (Y) established to own and liquidate the Assets of the Corporation that are required to be contributed to such a trust prior to the completion of a merger of the Corporation that is approved by the Stockholders in accordance with the terms of the Charter, or (iii) distributions in which (a) the Board advises each Stockholder of the risks associated with direct ownership of the property, (b) the Board offers each Stockholder the election of receiving such in-kind distributions, and (c) in-kind distributions are made only to those Stockholders that accept such offer.

SECOND: The foregoing amendment has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Financial Officer and Treasurer, and attested to by its General Counsel and Secretary on this 30th day of January, 2018.

ATTEST:		NORTHSTAR REAL ESTATE INCOME TRUST, INC.

By:	/s/ Jenny B. Neslin	By:	/s/ Frank V. Saracino
	Name: Jenny B. Neslin		Name: Frank V. Saracino
	Title: General Counsel and Secretary		Title: Chief Financial Officer and Treasurer

[Signature Page to NorthStar I Articles of Amendment]